FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Completes Acquisition of 43 BURGER KING® Restaurants;
Reports Sales Results for Third Quarter 2018

SYRACUSE, N.Y.--(BUSINESS WIRE)—October 8, 2018 — Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) announced that it has recently completed the acquisition of a total of 43 BURGER KING® restaurants as follows:

•	On August 21, 2018, the Company completed the acquisition of two BURGER KING® restaurants in Detroit, MI;

•	On September 5, 2018, the Company completed the acquisition of 31 BURGER KING® restaurants in Virginia (30 restaurants) and in West Virginia (1 restaurant); and

•	On October 2, 2018, the Company completed the acquisition of 10 BURGER KING® restaurants in South Carolina (8 restaurants) and in Georgia (2 restaurants).

The Company also reported that restaurant sales for the third quarter of 2018 totaled $296.9 million, an increase of 4.1% from $285.2 million in the third quarter of 2017. Comparable restaurant sales increased 1.6% in the third quarter of 2018 compared to an increase of 7.5% in the prior year quarter. Carrols also indicated that comparable restaurant sales were negatively impacted by approximately (0.5%) due to Hurricane Florence.

About the Company

Carrols is the largest BURGER KING® franchisee in the United States with 848 restaurants as of October 5, 2018 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.